EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                (407) 298-2000
       Email: lclifton@lglgroup.com

                                       Victor Emmanuel, VJE Consultants:                                                                      (914) 305-5198

LGL Announces Closing of Public Offering of 350,000 Common Shares

Improves Company’s Ability to Pursue Framework for Growth

ORLANDO, FL, February 8, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) today announced that the closing of its previously announced public offering of 350,000 shares of its common stock at $20.00 per share took place on Friday, February 4, 2011.

The aggregate number of shares sold reflects and includes the exercise in full by the underwriter of its over-allotment option to purchase 45,652 additional shares of the Company’s common stock.  The net proceeds of approximately $6.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses, will be used for general corporate purposes, including working capital and potential technology or company acquisitions.  ThinkEquity LLC acted as the sole underwriter for the offering.

The LGL Group, Inc. manufactures and markets highly-engineered electronic components used in timing infrastructure equipment for the Telecommunications, Military, Avionics, Aerospace, Medical, Industrial and Public Safety sectors.

“Robust Framework for Growth”

President and CEO Greg Anderson said, “We introduced a robust framework for growth last year, and we’re actively working towards accomplishing our growth objectives.  This capital raise was an important step in improving our capital flexibility, strengthening our balance sheet and positioning the Company to respond quickly to investment opportunities that create shareholder value.”

The Investor Relations page on the Company’s website, http://www.lglgroup.com/content/investor-relations, includes presentation materials from its quarterly earnings reports, as well as the 2010 Annual Meeting of Stockholders, which was held on December 15, 2010.  These materials summarize the Company’s framework for growth, which includes four elements:

•	Organic investment: Continued investment in the Company’s core components business, including new product development and efforts to increase and diversify supply capacity;
•	Joint venture: Investments to gain access to intellectual property or new technologies that move the Company higher in the “product value chain”;
•	Acquisitions: Seeking opportunities that provide synergy with our core business or further expand our core competencies in connection with our strategic vision; and
•	Greenfield investment: Exploration of true greenfield opportunities that can bring new markets, new customers and diverse new technologies to the Company

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Additional Information on the Offering

The shares were issued pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2010, as amended, which became effective on November 4, 2010 (Registration No. 333-169540).

Copies of the prospectus supplement and the related prospectus may be obtained from the SEC’s website, www.sec.gov, or from ThinkEquity LLC by e-mail to prospectus@thinkequity.com, or by mail to ThinkEquity LLC, to 600 Montgomery Street, 3rd Floor, San Francisco, California 94111.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities, nor will there be any sale of such securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.